Exhibit 10.24

***Text Omitted and Filed Separately with the

Securities and Exchange Commission.

Confidential Treatment Requested Under 17 C.F.R.

Sections 200.80(b)(4) and 230.406

MANUFACTURING SERVICES AGREEMENT

This AGREEMENT is entered into by Paramit Corporation, a California corporation (referred to in this agreement as “Paramit”), and the following party: BioNano Genomics (referred to in this agreement as “Customer”).

Customer represents that it is a:
☒ Corporation	☐ Limited Liability Company	☐ Other:

Formed under the laws of:
☐ California	☒ Delaware	☐ Other:

1. RECITALS AND DEFINITIONS:

(a) From time to time, Paramit will quote a price to Customer for goods that Customer wants manufactured. Such quote is not a contractual offer or a contract, and such quote does not obligate Paramit to enter into any contract with Customer. When Customer wishes to engage Paramit to manufacture the goods based on Paramit’s quote, Customer will issue its purchase order to Paramit.

(b) “Particular Purchase Order Terms” means the following terms in Customer’s purchase order: the identification of the goods to be manufactured, Customer’s specifications, the price per item of such goods, the quantity of goods that Paramit is to manufacture, the date or dates of shipment, and the “ship to” address. In the case of a purchase order for NREs, the term “Particular Purchase Order Terms” means the following terms in the Customer’s purchase order: the identification of the NREs and the charge for the NREs.

(c) The issuance of a purchase order by Customer is an offer to enter into a contract between Customer and Paramit for the manufacture and sale of goods on the terms of this agreement and the Particular Purchase Order Terms. Paramit may accept Customer’s purchase order only by: (1) beginning manufacture of goods for Customer, which includes ordering materials, whether or not notice of acceptance is sent by Paramit, or (2) a written notice of acceptance signed by the program manager assigned to Customer by Paramit, whether or not Paramit begins manufacture. If Paramit accepts Customer’s purchase order, the contract between Customer and Paramit for the manufacture of goods consists of the terms of this agreement as supplemented by the Particular Purchase Order Terms contained in that purchase order. Agreed pricing is deemed to be fixed and determined as of the date of the purchase order. Any adjustments to pricing due to engineering changes and or material costs will be amortized over future shipments of product provided Customer issues updated purchase orders in a timely manner to eliminate further price delta. No retro-active adjustments will be made to Products already shipped and invoiced. The terms and conditions of Customer’s purchase order other than the Particular Purchase Order Terms are not part of any contract between Paramit and Customer.

(d) If more than one product is to be manufactured by Paramit for Customer, there is a separate contract between Paramit and Customer for each such product. The terms of each contract consist of the terms of this agreement as supplemented by the Particular Purchase Order Terms for that product set forth in a purchase order accepted by Paramit. For example, if Customer issues a purchase order for product A and another one for product 8 and Paramit accepts each purchase order, there are two separate contracts: one for product A on the terms of this

MANUFACTURING SERVICES AGREEMENT

agreement as supplemented by the Particular Purchase Order Terms set forth in a purchase order accepted by Paramit for product A, and one for product B on the terms of this agreement as supplemented by the Particular Purchase Order Terms set forth in a purchase order accepted by Paramit for product B. If Customer issues a revised purchase order for a product, or if Customer issues a purchase order for NRE’s associated with a product, and Paramit accepts the purchase order, that purchase order is an amendment to the contract for that product to the extent of the Particular Purchase Order Terms contained in that purchase order.

(e) The term “product” means the goods identified in a purchase order from Customer that has been accepted by Paramit.

(f) The term “Customer’s Specifications” means Customer’s specifications that are in effect at the time of Paramit’s commencement of manufacture of a product and that have been accepted by Paramit. If Customer provides specifications to Paramit for packaging the product and Paramit agrees to provide packaging in accordance with such specifications, “Customer’s Specifications” includes such packaging specifications.

(g) The term “inventory” refers to work in process (if any) and to finished goods (if any) but not to materials.

(h) The term “materials” refers to goods of the type listed on Customer’s bill of materials. By way of example, materials include resistors, capacitors, coils, integrated circuits, BGA’s, FPGA’s, power supplies, printed circuit boards, sheet metal, plastics, cases, fasteners, labels, cabling, connectors, grommets, and customer-specified packaging.

(i) The term “NREs” means non-recurring expenses associated with a product, and include tooling, stencils, test fixtures, and test programs.

(j) As used in this agreement, the word “include” and its variants are used to illustrate and not to limit. Thus, the word “including” means “including (but not limited to),”

2. BASIC AGREEMENT.

(a) Paramit agrees to manufacture and sell, and Customer agrees to buy and pay for, the product on the terms set forth in this agreement and the Particular Purchase Order Terms for the product.

(b) Subject to the limitations set forth in this agreement, Paramit warrants to Customer that: (1) product will be manufactured in accordance with Customer’s Specifications. (2) product will be manufactured in accordance with IPC-A-610, Acceptability of Electronic Assemblies, Class 3 standards in effect at the time of manufacture unless otherwise specified in Customer’s specifications.

(c) This agreement does not obligate Customer to issue any purchase orders to Paramit. Paramit is not required to accept any purchase order from Customer. This agreement applies only to the extent Customer issues purchase orders that Paramit accepts.

3. PRODUCT ACCEPTANCE.

(a) During the acceptance period for a product, Customer may inspect and test the product with the same identical test that is provided to Paramit for manufacture of product and may reject any

MANUFACTURING SERVICES AGREEMENT

product found not to conform to Customer’s specifications or to be defective in materials or workmanship. The acceptance period for a product is a period of […***…], beginning with receipt of the product by Customer. Products not rejected during the acceptance period are accepted; however, should failure(s) occur after acceptance but during the warranty period, product will be covered with warranty remedies outlined in this Agreement.

(b) To reject a product, Customer must give to Paramit written notice during the acceptance period in accordance with Exhibit A, REPAIR/ UPGRADE TERMS AND CONDITIONS. The notice must specify the nonconformity or defect. Customer shall obtain a return material authorization (RMA) number from Paramit, properly pack the product for shipping, display the RMA number on the shipping container, and ship the nonconforming or defective product to Paramit, which Customer may do freight collect. Paramit will promptly repair or replace rejected product, at Paramit’s option, and will deliver the repaired or replaced product freight pre-paid. If Paramit is unable to make the repair or replacement within a commercially reasonable period of time, Paramit will refund the price paid for such product or cancel the obligation to pay for such product.

(c) The provisions of this paragraph apply to the repaired or replaced product (for which there will be a like acceptance period and a like procedure for defects). Thus, if a product is rejected because of a defect and Paramit provides a replacement product, the acceptance period for the replacement product will start with Customer’s receipt of the replacement product.

(d) If Customer rejects product and returns it to Paramit under this section, but the product conforms to Customer’s Specifications and there is no defect, Customer will bear all the risk and expense associated with the return, including shipping expense both ways, plus Paramit’s customary charges for testing.

4. REPAIR AND REPLACEMENT AFTER ACCEPTANCE.

(a) If any product has a defect in workmanship that manifests itself after Paramit’s shipment of the product and before the first anniversary of the date of such shipment, Paramit will repair or replace the product as defined in Exhibit A, and Paramit will pay for the shipping to return the product to Paramit and to re-send the repaired or replaced product to Customer. If Paramit is unable to repair or replace such product within a commercially reasonable period of time, Paramit will refund the price paid for such product. Paramit’s obligation to repair or replace the product (or to refund the price) is conditioned on Customer’s making a claim in writing to Paramit no later than the first anniversary of the date of the shipment of the product. Paramit has no obligation with respect to a defect in workmanship that manifests itself after the first anniversary of the date of Paramit’s shipment of the product. The obligations set forth in this paragraph are Paramit’s sole and exclusive obligations with respect to a defect in workmanship.

(b) Defects in materials will be covered by their respective manufacturers’ warranties. Customer will pay for shipping the product to Paramit and back to Customer. If Paramit is unable to repair or replace such product within a commercially reasonable period of time, Paramit will refund the price paid for such product. Paramit’s obligation to repair or replace (or to refund the price) is conditioned on Customer’s making a claim in writing to Paramit no later than […***…] after the defect in materials first manifests itself or […***…] after the date of shipment, whichever comes first. Paramit has no obligation with respect to a defect in materials that manifest itself after the expiration of the component manufacturer warranty period. The foregoing warranty does not apply

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to materials supplied to Paramit by or at the direction of Customer. The obligations set forth in this paragraph are Paramit’s sole and exclusive obligations with respect to a defect in materials. Upon request, Paramit will assign to Customer rights under warranties made by suppliers of materials that are used.in the product.

(c) Customer may, at its option, issue a written Corrective Action Request (CAR) to Paramit. If Customer issues a CAR, Paramit shall acknowledge receipt of the CAR no later than the close of business the next business day. Paramit’s response to a CAR shall be organized in a mutually agreeable format. Within […***…] from the receipt of a CAR, Paramit shall develop and submit to Customer a plan to identify and solve the root cause for nonconformity to Customer’s specifications or for product defects.

(d) Any item under warranty is covered in accordance with section 4; Customer shall not reverse or short pay invoices for returned items, as this will create accounting issues.

(e) Customer to notify Paramit in advance of returning any products that may have been contaminated with hazardous materials. Customer to decontaminate all internal & external sections of products destined to return to Paramit, including tubes, waste tanks and other similar hazardous material pathways and remove all fluid and solid substances, as well as disposable parts from the device prior to return to Paramit. Customer to provide product identification information such as device serial number at the time of requesting RMA number.

(1)	Customer shall not return any instruments to Paramit that may be contaminated with viable biological agents, harmful quantities of hazardous chemicals, or radioactive materials. Customer understands and agrees that decontamination is critical to issues of health and safety. Customer represents and warrants to Paramit to perform and complete all decontamination requirements prior to returning any such product to Paramit.

(2)	Customer hereby assumes all responsibility and liability for, and shall defend and indemnify Paramit against injury or damage incurred by Paramit and its employees, contractors, and/or agents that result directly or indirectly from the Customer’s breach of this representation and warranty.

(3)	Customer accepts that Paramit Corporation has no obligation to repair, service, or transport any product if it is determined that the product is contaminated.

(4)	Customer shall comply with all applicable laws and regulations when returning any product to Paramit under this Agreement.

5. ADDITIONAL WARRANTY MATIERS.

(a) Subject to the limitations set forth in this agreement, Paramit warrants to Customer that:

(1) Title to each product will be good and transfer of title to Customer will be rightful. The foregoing warranty does not apply to materials supplied to Paramit by, or at the direction of, the Customer.

(2) Each product will be delivered free from any security interest or other encumbrance created by Paramit. The foregoing warranty does not apply to any security interest in favor of Paramit to secure an obligation of Customer to Paramit.

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(3) Paramit will not infringe any patent, copyright, trade secret, trade-mark, maskwork, or other intellectual property right of a third party in manufacturing the product. The foregoing warranty does not apply to any claim that is based, in whole or in part, on Paramit’s compliance with Customer’s Specifications.

(b) Any warranty by Paramit against defects (whether set forth in this section, another section, or implied by law) and any obligation by Paramit to repair or replace product (or to refund the purchase price) does not apply to the following:

(1) Defects resulting from compliance with Customer’s Specifications.

(2) Defects resulting from use of Customer-provided test equipment or Customer-provided test software.

(3) Any product that has been misused, damaged, or altered after shipment or that is damaged in shipping. Misuse includes improperly handling static-sensitive electronic devices or an attempt by Customer or a third party to repair the product.

(4) Materials consigned, supplied by, or purchased at the direction of Customer.

(c) Paramit has no responsibility if Customer’s specifications fail to comply with any governmental regulation or industrial specification, or if the product manufactured to Customer’s specifications fails to meet the requirements of Customer’s customer or the end user.

(d) THE WARRANTIES MADE BY PARAMIT IN THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE WARRANTIES OF PARAMIT. PARAMIT DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PARAMIT HAS NO LIABILITY TO CUSTOMER FOR ANY ACTIVE OR PASSIVE NEGLIGENCE ON PARAMIT’S PART IN THE MANUFACTURE OF PRODUCTS OR THE PROVISION OF SERVICES RELATING TO PRODUCTS.

6. CUSTOMER’S OPTION TO CANCEL OR MODIFY ORDER.

(a) On the terms set forth in this section and by giving Paramit more than […***…] written notice, Customer may cancel a purchase order for product or reduce the number of units of product in a purchase order. Other than for PCBA’s, Customer may not cancel any deliveries scheduled for the […***…] period following Customer’s giving such written notice to Paramit.

(b) A reduction in the number of units of product in a purchase order is a modification of the purchase order. Customer may modify a purchase order other than by reducing the number of units of product only if Paramit accepts the modification. An engineering change order issued by Customer and accepted by Paramit is a modification of the purchase order for the product.

(c) If Paramit receives notice of cancellation or modification of a purchase order before Paramit orders any materials or incurs any expense for NRE’s, Customer may cancel or modify its purchase order without liability or charge.

(d) If Customer cancels or modifies a purchase order after Paramit orders any materials or incurs any expense for NRE’s:

(1) Some or all the materials on hand or on order may thereby become Excess Materials. Customer will purchase all Excess Materials as set forth in section 7 of this agreement.

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(2) Inventory of product on hand (including work in process) may become excess inventory. Customer will purchase all excess inventory in accordance with section 8 of this agreement.

(3) Customer will pay Paramit for that portion of the expense of the NRE’s that has been incurred at the time Paramit receives notice of cancellation or modification.

(4) In the case of a complete cancellation of an order or in the case of a reduction in the number of units of product, Customer will pay Paramit a cancellation fee equal to […***…] of the price set forth in the purchase order for the units of the product that have been cancelled. Pursuant to section 9, the cancellation fee may be reduced or waived if the purchase order is a Blanket PO.

(e) If Customer cancels or modifies a purchase order and there is work in process, Customer should specify in the notice of cancellation or modification whether Paramit should complete work in process or stop work. If Customer fails to so specify, Paramit may complete work in process or stop work as Paramit sees fit.

(f) Customer has no liability to Paramit for cancelling or modifying a purchase order beyond what is set forth in this section.

7. LIABILITY FOR EXCESS MATERIALS.

(a) Customer acknowledges that the cost of materials ordered or purchased by Paramit, but not used or consumed in the manufacture of product, is to be borne by Customer. Customer acknowledges that such cost has not been included in Paramit’s quote to Customer and is not reflected in the price of the product.

(b) Once a month, Paramit will review Customer’s purchase orders and the materials on hand and on order that Paramit has allocated to manufacturing the product. If Paramit determines that it will not use or consume such materials for product that will be shipped within […***…] of Paramit’s review, those materials that Paramit determines that it will not so use or consume are referred to in this agreement as “Excess Materials.” Paramit’s determination of excess materials made in good faith is conclusive and binding on Customer. Customer will purchase excess materials from Paramit on request.

(c) Customer acknowledges that Paramit may order or purchase more materials to manufacture the product than will be used or consumed in the manufacture of the product, which can result in excess materials that Customer must purchase. For example, Paramit may have ordered more materials than are required to manufacture the product because of:

(1) Minimum order quantity or the package size for the materials (e.g., a package contains 12 parts and an order for 100 products requires 9 packages of parts).

(2) Parts come on reels or tapes (which are entirely non-returnable once the reel or tape has been broken).

(3) Safety stock required by Customer.

(4) Customer’s engineering change order, order reduction, or order cancellation may make materials obsolete, which will immediately result in such materials becoming excess materials.

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(d) The term “Materials Cost” means the amount paid or payable (including freight, insurance, and sales or use tax) by Paramit to its suppliers for materials used or to be used for the product. Materials ordered pursuant to orders that are non-cancelable are part of excess materials. The term “Materials Cost” also includes restocking fees, freight, cancellation fees, and other charges by third parties associated with Paramit’s returning materials or cancelling orders for materials as well as any third-party fees or charges associated with disposing of materials that Paramit disposes on behalf of Customer.

(e) When Customer is obligated to purchase excess materials, Customer will pay Pramit an amount equal to the materials cost for such excess materials plus an amount equal to […***…] of such materials cost (“Excess Materials Purchase Price”).

(f) Supplier will use commercially reasonable efforts to mitigate Customer’s liability for excess materials to the extent allowed by suppliers or vendors but any imposed limitations on such mitigations will not reduce Customer’s liability for excess materials that have resulted from quantity reductions or cancellation. Where feasible, Paramit will:

(1) Reallocate materials that are part of excess materials to other Paramit jobs that, in Paramit’s sole discretion, could use such materials. In that event, Customer will have no liability to Paramit for the materials so reallocated. Customer acknowledges that materials that are custom-made for Customer will not be reallocated to other Paramit jobs and will constitute excess materials.

(2) Return materials that are part of excess materials to Paramit’s suppliers to the extent permitted by the suppliers.

(3) Cancel orders for materials that are part of excess materials to the extent that orders are cancelable. Customer acknowledges that orders for materials that are custom for Customer are non-cancelable and such orders will be part of excess materials. Customer acknowledges that orders for materials that are not custom for Customer may none the less be non-cancelable and in that case such orders will be part of excess materials.

(g) Within […***…] of Paramit’s requesting Customer to purchase the excess materials and notifying Customer of the nature of the excess materials and the excess materials purchase price, Customer will issue its purchase order to purchase the excess materials for the excess materials purchase price. Payment terms are […***…].

(h) After the Customer has paid the excess materials purchase price, then, if Customer so requests, Paramit will deliver the excess materials to Customer at Customer’s expense. If Customer does not wish to take delivery of the excess materials, or if Customer fails to pay in a timely manner the excess materials purchase price, Paramit will store the excess materials for a period not to exceed […***…] from the date payment of the excess materials purchase price was due. All risk of loss to excess materials, whether shipped or stored by Paramit, will be borne by Customer. If Paramit notifies Customer to pick up excess materials being stored by Paramit and Customer fails to do so within […***…] of such notification, Paramit is permitted to destroy or otherwise dispose of the excess materials, but any such destruction or disposition shall have no effect on Customer’s liability for the excess materials purchase price or entitle Customer to any refund. Customer will pay Paramit a storage fee equal to […***…] of the excess materials purchase price for each month (or part thereof) that Paramit stores the excess materials after the date payment of the excess materials purchase price was due.

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8. LIABILITY FOR EXCESS INVENTORY.

(a) Customer acknowledges that Paramit’s pricing of the product is based on shipping product promptly after manufacture and being paid in a timely manner.

(b) Once a month, Paramit will review Customer’s purchase orders and the product inventory (both finished goods and work in process) that Paramit has on hand. If Paramit determines that Paramit has product inventory on hand that Paramit will not ship within […***…] of Paramit’s review, that portion of the product inventory on hand that Paramit determines that it will not so ship is referred to in this agreement as “Excess Inventory.” Customer acknowledges that Customer’s modification or cancellation of its purchase order may result in part or all the product inventory on hand not being shipped within […***…] of such modification or cancellation and thereby becoming excess inventory that Customer must purchase. Paramit’s determination of excess inventory made in good faith is conclusive and binding on Customer. Customer will purchase excess inventory from Paramit on request.

(c) The term “excess inventory purchase price” means, with respect to excess inventory product that is finished goods, the price for the product set forth in the purchase order. The term “excess inventory purchase price” means, with respect to excess inventory product that is work in process, the price for the product set forth in the purchase order less the value of uncompleted work. The value of uncompleted work is the value of the test labor and assembly labor that have not been expended on the work in process. Paramit’s determination made in good faith of the value of uncompleted work is conclusive and binding on Customer.

(d) Within […***…] of Paramit’s requesting Customer to purchase the excess inventory and notifying Customer of the nature of the excess inventory and the excess inventory purchase price, Customer will issue its purchase order to purchase the excess inventory from Paramit for the excess inventory purchase price. Payment terms are […***…].

(e) After Customer has paid the excess inventory purchase price, then, if Customer so requests, Paramit will deliver the excess inventory to Customer at Customer’s expense. If Customer does not wish to take delivery of the excess inventory, or if Customer fails to pay timely the excess inventory purchase price, Paramit will store the excess inventory for a period not to exceed […***…] from the date the excess inventory purchase price was due. All risk of loss to excess inventory, whether shipped or stored by Paramit, will be borne by Customer. If Paramit notifies Customer to pick up excess inventory being stored by Paramit and Customer fails to do so within […***…] of such notification, Paramit is permitted to destroy or otherwise dispose of the excess inventory, but any such destruction or disposition shall have no effect on Customer’s liability for the excess inventory purchase price or entitle Customer to any refund. Customer will pay Paramit a storage fee equal to […***…] of the excess inventory purchase price for each month (or part thereof) that Paramit stores the excess inventory after the date the excess inventory purchase price was due.

9. BLANKET P.O.

Blanket PO means a purchase order that has rolling […***…] demand of product(s) and spare parts (if applicable). Such demand will indicate monthly quantities of required products to be shipped to Customer. As first month demand expires, Customer will add new demand to the […***…] of rolling demand window and update Blanket PO accordingly. Customer will issue “Blanket

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PO” to Paramit. Paramit will provide Blanket PO demand to suppliers to minimize risk factors but will procure materials per lead time and minimum order quantity (MOQ).

10. ORDER FLEXIBILITY

(a) Paramit welcomes increases in orders and or requests for earlier deliveries. Paramit will make reasonable efforts to accommodate such changes. Paramit will promptly investigate lead times, component availability, and possible expediting fees imposed by vendors (or other third parties) and will advise Customer of feasible delivery dates and increased costs, if any. The parties will negotiate an agreement for the increased number of units of product or accelerated delivery dates based on then prevailing market conditions, including lead times, component availability, and expediting fees. In negotiating such an agreement, Paramit will not seek to increase the price of the product except to pass through to Customer increases in materials costs, including any expediting fees and overtime charges for after hours or weekend work requests.

(b) Customer may defer delivery of product as follows but will accept material liability for parts that are purchased but cannot be cancelled or rescheduled:

Number of days prior to delivery date scheduled in the PO	% of quantities allowed to push out	Days allowed to push out
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

If delivery of units of product is deferred as permitted in this subsection, no further deferral of delivery of those units of product is permitted, but Customer may defer delivery of other units of product whose delivery has not been previously deferred.

(c) In the event that any build schedule for issued Purchase Orders are placed on hold by Customer, exceeding […***…], (a) Paramit will invoice overhead and profit portion of product price for the quantities of products put on hold. The invoice amount will be […***…] for affected quantities. This amount will be credited back to Customer upon resumption of product shipment; (b) Paramit will charge Customer a fee of […***…] per month to maintain an engaged customer focus team (CFT), supporting any required data analysis, failure analysis, design of experiments, change implementation, collaboration with suppliers and or Customer’s engineering and quality; such CFT engagement fee is NRE and will not be credited back to Customer, once production resumes.

(d) If, after Paramit orders any materials or incurs any expense for NRE’s, Customer reduces the number of units of product being purchased pursuant to a Blanket PO (or cancels the Blanket PO), the cancellation fee will be as set forth below (instead of the amount set forth in section 6(d)(4) of this agreement):

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Number of days prior to delivery date scheduled in the Blanket PO	Cancellation fee
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

The cancellation fee is equal to […***…] set in the foregoing table […***…]. The calculation of the cancellation fee is based on the […***…]. The cancellation fee does not apply if the order is being cancelled or reduced by reason of being superseded by a new purchase order accepted by Paramit that does not result in excess materials or excess inventory. In addition to the cancellation fee, Customer is liable and will pay Paramit for any excess materials and excess inventory resulting from quantity reduction or cancellation; except for the cancellation fee, the Customer’s liability for excess materials and excess inventory is calculated as set forth in sections 6, 7, and 8 of this agreement.

11. CONFIDENTIAL INFORMATION.

If Customer provides proprietary information to Paramit and designates in writing that the information is to be treated confidentially, Paramit will treat the information with the same care as it treats its own proprietary information of a similar nature, and Paramit will take commercially reasonable precautions to prevent unauthorized disclosure, including, when Paramit has agreed in another writing to do so, requiring written nondisclosure agreements of its employees and limiting access to the information to those employees with a need to know the information. This paragraph does not apply to information that Customer agrees may be released or to information that is published by Customer or others, or to information that is or becomes generally known to the public or within an industry through no fault of Paramit, or to information that Paramit can show was known by Paramit at the time of receipt, is independent developed by Paramit, or is provided to Paramit by a third party who has a right to provide such information. Paramit is permitted to comply with legal process that requires Paramit to disclose proprietary information. Paramit shall notify Customer promptly of the service of legal process, supplying Customer with a copy of the legal process.

(a) Similarly, Customer shall take commercially reasonable precautions to prevent disclosure of any information pertaining to Paramit’s Intellectual Property (IP) and proprietary information, which is defined as any proprietary information, knowledge and know how that is conceived, created, written, put to practice, designed and developed by Paramit and, constructed through hardware and software, including data collection, extraction, manipulation, compilation, presentation and reporting tools; know how such as automated, computerized, audio-visual instruction, assembly, verification and validation develop in connection with manufacturing, such as […***…] and […***…].

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12. INSURANCE.

Paramit agrees to maintain in effect the following types of insurance while manufacturing the product and while in possession of product inventory:

(a) Commercial general liability insurance with policy limits of $[…***…] for each occurrence and $[…***…] in the aggregate.

(b) Automobile liability with policy limits of $[…***…] for combined single limit.

(c) Workers’ compensation insurance as required by law. Paramit will provide evidence of insurance on request.

13. PAYMENT TERMS.

(a) Payment terms are […***…]. The price of the product is F.O.B. Paramit’s shipping dock (net of sales and use taxes, if any). All prices are in U.S. Dollars. Paramit will submit invoices to Customer upon shipment of the product. Each invoice will, at a minimum, refer to Customer’s purchase order number, part number, unit price, and total price. If Customer does not object to an invoice within […***…] from the date of the invoice, it is deemed correct. Customer will pay Paramit in full no later than […***…] from the date of Paramit’s invoice to Customer. If any sales or use tax applies to the sale or other disposition of product or materials or inventory, Customer will pay the tax. Customer acknowledges that sales tax may be incurred by scrapping materials or inventory.

(b) Customer agrees to […***…] to cover liability for excess materials and excess inventory based on reports from Paramit. Determination of actual excess amount, invoicing and payments for such excess materials shall be performed in accordance with section 7 and 8 of this Agreement.

(c) If Customer does not wish to take delivery of product, and if Paramit agrees, in its sole discretion, to bill and hold, Paramit will transfer the product to an area on Paramit’s premises that is segregated from Paramit’s manufacturing inventory. Upon such transfer, Customer will be liable to pay for the product as though it were delivered to Customer. Paramit will store the product for a period not to exceed […***…] from the date the product would otherwise have been shipped. All risk of loss to such product will be borne by Customer. Customer will sign an acknowledgment in a form requested by Paramit that title to the product passes to Customer, risk of loss to the product passes to Customer, and Customer is liable for the purchase price notwithstanding that delivery has not been made to Customer’s location.

(d) If Customer fails to pay an invoice within […***…] after payment is first due, Paramit may suspend work on the product for which payment is overdue. If Customer fails to pay an invoice within […***…] after payment is first due, Paramit may suspend work on all contracts with Customer and Customer shall be in breach of this agreement. Any sum owing to Paramit by Customer will bear interest at the rate of […***…] per month, compounded monthly, from the date due until paid. A breach of this agreement by Customer is a breach by Customer of each other agreement with Paramit.

(e) In the event of Customer’s breach, Paramit is entitled to all remedies allowed by this agreement or by law. Among other things, Paramit may cancel all further obligations to Customer to manufacture or sell the product or to provide services.

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14. ENGINEERING CHANGE ORDER (ECO) MANAGEMENT

To eliminate potential ambiguity, facilitating clear and effective ECO management, Paramit and Customer agree to the following steps:

(1)	Customer provides complete engineering ECO package to Paramit.

(2)	Paramit will review materials on hand, inventory, WIP, FGI, orders with suppliers, shipment schedules and provide impact analysis, which will also include any required WIP rework charges, if any.

(3)	Customer accepts outcome of ECO impact analysis in writing, prior to ECO implementation.

(4)	Upon receipt of written approval from Customer, Paramit will proceed with ECO implementation.

(5)	Customer will provide updated product purchase order(s), reflecting new revision within […***…].

(6)	Customer will issue PO for obsoleted components and required rework (if any) within a week of ECO impact analysis acceptance.

15. THIRD-PARTY PURCHASE ORDERS.

Customer may wish to designate a third party to purchase the product and to have such third party purchase the product directly from Paramit. Paramit will not accept a purchase order for product from a third party unless Customer makes a written request and by doing so, Customer accepts financial responsibility for the third party’s obligations to Paramit.

16. GRANT OF MANUFACTURING RIGHTS.

(a) The grant of rights in this section only applies to the manufacture, use, and sale of product for which:

(1) The Customer has submitted a purchase order that has been accepted by Paramit or

(2) A third party has submitted a purchase order that has been accepted by Paramit at Customer’s written request.

If the product, or any part thereof, is protected by patent owned and controlled by Customer, Customer grants Paramit the right to make, use, and sell any product protected by such a patent only to the extent necessary for Paramit to perform its obligations under this Agreement. If the product, or any part thereof, is protected by copyright, Customer grants Paramit the right to reproduce the copyrighted work, to prepare derivative copies based on the copyrighted work, to distribute copies of the copyrighted work, and to perform or display the copyrighted work only to the extent necessary for Paramit to perform its obligations under this Agreement. If the product or any part thereof, is protected by trademark, trade secret, or other intellectual property rights, Customer grants Paramit the right to make, use, and sell product that uses such intellectual property rights only to the extent necessary for Paramit to perform its obligations under this

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MANUFACTURING SERVICES AGREEMENT

Agreement. The grant of manufacturing rights will also extend to parts or components of the product that Paramit should order through sub-tier vendors, such as FAB, cable assemblies, sheet metals, plastics and other required custom parts.

(b) If Customer fails to pay Paramit as required by this agreement and Paramit is holding inventory of product, Paramit may use the rights granted in this section to complete work in process and to sell product to third parties.

(c) Customer represents and warrants that Customer has the right, power, and authority to grant such rights to Paramit.

17. LIMITATION ON LIABILITY.

In no event, whether as a result of breach of contract, breach of warranty, tort (including active or passive negligence), strict liability, product liability, or otherwise, shall Paramit be liable to Customer for any consequential or punitive damages of any kind, including loss of profits, loss of use, or interruption of business, whether or not Paramit was advised of the possibility of such damages. In no event shall Paramit’s liability to the Customer, its successors or assigns under this agreement exceed Paramit’s cost of materials for the specific quantity of Product(s) subject to the claims for liability hereunder. The statute of limitations for an action by Customer for breach of warranty or for other claim with respect to product is shortened to two years from the date of shipment of the product (i.e., an action must be filed before the second anniversary of the date of shipment).

18. INDEMNIFICATION.

Customer agrees to defend and indemnify Paramit and its employees against any liability (including attorney’s fees, interest, and penalties), and to hold Paramit and its employees harmless against any loss or expense (including attorney’s fees, interest, and penalties), arising out of a claim of a third party that is based on Paramit’s compliance with Customer’s specifications. The foregoing indemnification obligation applies to, among other things, any claim that the product infringes a patent, copyright, trade secret, trademark, maskwork, or other intellectual property right of.a third party, any claim that the manufacture, shipment, or use of the product violates any law, including a statute or regulation, and any claim that the product is unsafe or unreasonably dangerous or negligently caused personal injury or property damage.

19. FORCE MAJEURE.

A party to this agreement is excused from liability for non-performance or for delay in performance if such non-performance or delay is caused by a force beyond the reasonable control of the party and if such party is unable to overcome the effect of the force on non-performance or delay by the exercise of due diligence at reasonable cost. Such a force includes acts of God (including floods, tornadoes, windstorms, lightning, epidemics, earthquakes, and landslides), fires or explosions (whether or not caused by negligence of an employee of a party), strikes affecting the party or labor disputes affecting third parties (such as suppliers or freight companies), acts of war, terrorist acts, insurrection or civil disturbance, and governmental acts (such as seizures, quarantines, or

MANUFACTURING SERVICES AGREEMENT

embargoes). The foregoing applies whether the force affects a party to this agreement or a third party (such as a supplier or freight carrier). Financial inability of a party to perform, no matter what the cause of such inability, is not excused by this paragraph. A party claiming excuse under this paragraph shall promptly notify the other party of the force causing non-performance or delay and the probable duration.

20. MISCELLANEOUS.

(a) This agreement, including any exhibits to this agreement that are identified on the signature page to this agreement, along with the particular purchase order terms set forth in a purchase order accepted by Paramit, constitutes the final and complete expression of the agreement of the parties with respect to its subject matter. There are no promises, restrictions, representations, warranties, arrangements, or understandings other than those expressly set forth in this agreement. This agreement supersedes all terms on any purchase order related to the product concurrently or hereafter accepted by Paramit (including those for NRE’s or for purchase of excess materials or excess inventory) except the particular purchase order terms. This agreement supersedes any prior negotiations, understandings, quotations, or agreements, whether written or oral, between the parties with respect to its subject matter and may not be contradicted by evidence of any prior or contemporaneous statements or agreements.

(b) This agreement may be amended only by a writing signed by the parties to this agreement.

(c) There are no conditions to the effectiveness of this agreement that are not expressed on the face of this agreement.

(d) The parties acknowledge that they have independently negotiated the provisions of this agreement, that they have relied upon their own counsel as to matters of law, and that neither party has relied on the other party with regard to such matters. This agreement shall be construed as a whole, according to its fair meaning, and without consideration as to which party drafted this agreement or any part of it. Civil Code §1654 shall not be applied to construe this agreement, and in the event of a dispute, no provision of this agreement shall be construed in favor of or against any party by reason of such party’s contribution to the drafting of this agreement.

(e) Unless this agreement expressly provides otherwise, a reference in this agreement to “days” is a reference to calendar days and a reference in this agreement to a number of days is a reference to that number of consecutive calendar days. A “business day” is any day that is not a Saturday, Sunday, or other optional bank holiday listed in California Civil Code §7.1 except Good Friday. If the time for any act to be performed under this agreement falls on a day that is not a business day, the time for performing such act is extended to 5:00 P.M. of the first day following such time that is a business day.

(f) This agreement shall be governed by, and construed in accordance with, California law applicable to transactions taking place entirely within California and affecting solely California residents whether or not any part of this agreement is to be performed outside California and whether or not any party to this agreement is not a California resident.

(g) The parties may execute this agreement by signing one copy of this agreement or by signing duplicate copies of this agreement, and in the latter case, all of the signed copies will collectively constitute one and the same agreement, and each signed copy will be deemed an original. The parties may execute this agreement by one or more parties signing one counterpart of this

MANUFACTURING SERVICES AGREEMENT

agreement and one or more parties signing one or more other counterparts of this agreement, and the signed counterparts will collectively constitute one and the same agreement, and each signed counterpart will be deemed an original. Delivery by a party of the signature page to a counterpart of this agreement that has been signed by the party is the same as the party’s delivery of a signed counterpart of this agreement. In proving this agreement when it has been executed in counterparts, a party must prove only that the party to be charged has signed a counterpart of the agreement. Delivery by facsimile transmission or by electronic transmission of an image of a signed counterpart of this agreement or an image of a signed signature page to this agreement is the same as delivery by hand of an identical document bearing an original ink signature.

(h) The captions of the sections and other headings contained in this agreement are for convenient reference only, and the words contained in such captions or headings do not control or affect the meaning of the provisions that follow.

(i) A waiver of any term or condition of this agreement in one or more instances shall not be construed as a general waiver by the party waiving the condition, who shall be free to insist on future compliance with such term or condition. A waiver of any provision of this agreement must be in writing and signed by the party to be charged with the waiver.

(j) Nothing in this agreement constitutes a partnership or joint venture between the parties hereto or constitutes any party the agent or employee of the other party for any purpose whatsoever. Neither party has authority to contract in the name of the other or otherwise to act to bind the other for any purpose.

(k) Except as this agreement may expressly provide otherwise, there are no third party beneficiaries of this agreement. The parties to this agreement may freely modify or rescind this agreement by an agreement signed by both parties without consent from any other person and without regard to the effect on any other party.

(I) In the event of any litigation by the parties to this agreement concerning this agreement or transactions under this agreement, the prevailing party shall be awarded all costs of litigation, including attorney’s fees and charges for the preparation and trial of the action and for any appeals, expert witness fees, trial and appellate court costs, and deposition and trial transcript expense.

(m) Cost of materials and components are based on quote(s) provided to Customer and after acceptance via issuing PO for product(s), such materials costs will be entered into Paramit system as “standard cost”. Subsequently, if any new part is added to the Bill of Material (BOM), Paramit will have to quote it by employing provided quantity usage at the time. Similarly, Paramit will purchase materials from Customer based on established “standard cost” and not necessarily the cost Customer might have paid for at higher volume than purchase orders placed with Paramit.

(n) Paramit may purchase Customer owned Materials/ Excess Materials, solely based on demand consumption rate of issued POs to Paramit and will pay Customer accordingly. Paramit would transfer Customer’s usable, non-obsolete Materials / Excess Materials to a consigned warehouse, designated to Customer at Paramit; the consigned warehouse is netable against Materials Requirement Planning (MRP) and will prompt Paramit to use such Materials/ Excess Materials for any new demand. Paramit system will record transaction usage; Purchase Orders will be issued to Customer monthly.

(o) Customer to place spare orders at the same time as ordering products to prevent Price Purchase Variance (PPV) and shipment delays due to lead time issues. In the absence of a

MANUFACTURING SERVICES AGREEMENT

spares forecasting process, both parties agree to develop such process. Paramit shall not be expected to sell Components that are designated for the manufacture of the products; as such requests may adversely affect product delivery dates and prevent Paramit from realizing planned revenue.

(p) For efforts leading to cost reductions, Paramit will […***…] after the implementation dates; Paramit and Customer will […***…]. Customer will receive […***…] thereafter. For savings to be realized, prior inventory purchased at higher price must be either used up or paid for by the Customer.

(q) Paramit takes Customer business seriously and allocates best resources to drive Customer initiatives; Customer and its agents shall not approach any Paramit personnel for recruitment, unless he/she had no longer been working for Paramit for […***…].

(r) Customer shall identify any hazardous materials on their BOMs or inform Paramit of such items, so that Paramit can take necessary measures to ensure the safety of personnel that will come in contact with such materials. Hazardous materials are materials that are radioactive, flammable, explosive, corrosive, oxidizing, asphyxiating, bio-hazardous, toxic, pathogenic, reagent, or allergenic as it pertains to state and local regulations, referencing CFR49 172.101 and CFR49 171.8.

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IN WITNESS WHEREOF, the parties have signed and delivered the foregoing manufacturing service agreement between Paramit and Customer.

Paramit Corporation (company name)	BioNano Genomics Inc. (company name)
Billoo Rataul (print name of signature)	Joel R. Jung (print name of signature)

Chief Executive Officer (title of signatory)	Chief Financial Officer (title of signatory)

/s/ Billoo S. Rataul (Signature)	/s/ Joel R. Jung (Signature)

February 18, 2015 (date)	Feb 18, 2015 (date)

Exhibits:         A - REPAIR / UPGRADE TERMS AND CONDITIONS

MANUFACTURING SERVICES AGREEMENT

Exhibits: A

REPAIR/ UPGRADE TERMS AND CONDITIONS

1.	Customer will request RMA number via email or phone prior to sending any products to Paramit.

2.	Customer will provide product part number, revision and detailed return reason of non conformance or defect for each unit.

3.	Paramit will issue RMA number same day if request is received prior to 2:00; requests after 2:00 will be processed the next business day.

4.	Warranty/ Out of Warranty

(a)	If product is returned due to manufacturing process defects or workmanship within […***…] of date of shipment, product will be repaired at no charge.

(b)	If product is returned for repair due to defective part that has no pass-through warranty from its manufacturer, Customer will be charged for the replacement part and associated labor. In case any part is covered under manufacturer’s pass-through warranty, Customer will not be charged for such item; Paramit will work with supplier to activate warranty on behalf of the Customer. Paramit will buy parts per availability & lead time.

(c)	If product is returned for repair after expiration of warranty date, Customer will be charges for parts and labor.

(d)	If a product is returned to Paramit and is processed/ tested but no problem found (NPF), Customer will be charged for processing & testing.

(e)	For non warranty repair, Customer will issue PO at […***…]

i.	Paramit will provide estimated quote prior to repair

ii.	After repair is performed, Paramit will provide final repair charges

iii.	Customer will update […***…] PO per final repair/ upgrade charges prior to shipment.

iv.	Paramit will first try to validate failure; then, debug up to […***…]; any additional work beyond […***…] will require Customer’s approval.

5.	For Upgrade work, Customer will provide Acceptable Ship List (ASL). The ASL should clearly indicate allowable revision and or version for each product to ship.

6.	For incoming products that are at lower revision, Paramit will upgrade to the most current revision if no specific direction is provided by the Customer. For upgrade instructions, there are two options:

(a)	Customer will provide upgrade instruction

(b)	Paramit could create upgrade instruction at a rate of […***…] / hr, as a onetime NRE charge but will require Customer to provide copies of all necessary ECO’s. Once

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such instruction is created, it can be used for all subsequent incoming products that are at that revision.

7.	For cosmetics, Paramit will inspect and assess condition of the product based on either cosmetic specifications provided by Customer or IPC standard. Paramit’s manufacturing engineer will review and create required documents/ re-work instruction.

8.	For high volumes of greater than […***…], flat fee charges could be established for products that require the same tests/ upgrades.

9.	For PCBAs, if the repair cost will be greater than […***…] value of the board, Paramit will contact Customer to obtain authorization prior to performing any additional work. For systems, Paramit will seek Customer approval, if the repair cost is to exceed the mutually established cost threshold.

10.	Repair turnaround time is […***…] from the day the product is received, provided the required components are available at Paramit and product will not exhibit multiple failures; otherwise, the component lead time will be added to the turnaround time and more time may be needed to root cause and repair the multiple failures. In such event, Paramit will inform Customer of delivery date.

Quote Details

Activity	Cost
Test / debug rate	[…***…]
Labor rate	[…***…]
Evaluation Fee	[…***…]
Validate Failure	[…***…]
Repair	[…***…]
Final Test	[…***…]
Final WA	[…***…]
Standard turnaround time	[…***…]

Expedite Charge

3 day turn	[…***…]
4 day turn	[…***…]
5 day turn	[…***…]

*	Requires Customer authorization if more debug time is required.

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